Exhibit 4.1

EXECUTION VERSION

ESCROW AGREEMENT

This ESCROW AGREEMENT (this “Escrow Agreement”) is made and entered into as of April 12, 2010 among New Communications Holdings Inc., a Delaware corporation (the “Company”), Frontier Communications Corporation, a Delaware corporation (“Frontier”), The Bank of New York Mellon, as Trustee under the Indenture referred to below (in such capacity, the “Trustee”) and The Bank of New York Mellon, as escrow agent (in such capacity, the “Escrow Agent”) and J.P. Morgan Securities Inc. (“Representative”), as the representative of the several initial purchasers listed in Schedule 1 to the Purchase Agreement (as defined herein) (collectively, the “Initial Purchasers”), in favor of Holders (as defined in the Indenture) of the Notes (as defined herein) issued on the date hereof by the Company under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, the Company, Frontier and the Initial Purchasers are parties to a Purchase Agreement dated March 26, 2010 (as such agreement may be amended, the “Purchase  Agreement”), pursuant to which the Company will issue and sell to the Initial Purchasers an aggregate of $500,000,000 principal amount of its 7.875% Senior Notes due 2015 (the “2015 Notes”), an aggregate of $1,100,000,000 principal amount of its 8.250% Senior Notes due 2017 (the “2017 Notes”), an aggregate of $1,100,000,000 principal amount of its 8.500% Senior Notes due 2020 (the “2020 Notes”) and an aggregate of $500,000,000 principal amount of its 8.750% Senior Notes due 2022 (the “2022 Notes”, and together with the 2015 Notes, the 2017 Notes and the 2020 Notes, the “Notes”);

WHEREAS, the Company and the Trustee have entered into that certain Indenture dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Indenture”), pursuant to which the Company is issuing the Notes on the date hereof;

WHEREAS, on the date hereof, pursuant to the Purchase Agreement, (a) the Initial Purchasers are required to deposit, or direct the deposit, into the Escrow Account (as defined herein) of $3,136,000,000 (representing the aggregate purchase price paid by the Initial Purchasers for the Notes) (the “Net Offering Proceeds”), (b) the Initial Purchasers are required to deposit, or direct the deposit, into the Escrow Account of $64,000,000 (representing the difference between the purchase price paid by the Initial Purchasers for the Notes and the resale price of the Notes) (the “Initial Purchasers’ Discount” and together with the Net Offering Proceeds, the “Gross Offering Proceeds”), and (c) Frontier is required to deposit, or direct the deposit, into the Escrow Account the Additional Commitments (as defined herein), which amounts specified in clauses (a), (b) and (c) above in the aggregate shall, at a minimum, be an amount sufficient to redeem the Notes in cash at the Special Redemption Price (as defined herein) on October 1, 2010, and shall be held by the Escrow Agent for the benefit of the Trustee and the ratable benefit of the Holders as their interests may appear;

WHEREAS, in the event that (x) the Spin-Off and the Merger (each as defined herein) have not been consummated substantially as described in the Offering Memorandum (as defined herein) by 11:59 p.m. (New York City time) on October 1, 2010, or (y) the Merger Agreement (as defined herein) is terminated in accordance with its terms prior to or on October 1, 2010, the Company shall be required to redeem the Notes at the Special Redemption Price on the Special Redemption Date (as defined herein) pursuant to the special redemption provisions of the Indenture (the “Special Redemption Obligations”);

NOW, THEREFORE, in consideration of the premises herein contained, the Company, Frontier, the Trustee, the Representative (on behalf of the Initial Purchasers) and the Escrow Agent hereby agree, for the benefit of the Trustee and for the ratable benefit of the Holders, as follows:

SECTION 1.          Certain Definitions; Appointment; Deposit and Investment.

1.1           Definitions.

“Additional Commitments” means $125,517,708.33 in cash, which represents the sum of (i) $18,484,375.00 (which represents interest on the aggregate principal amount of the 2015 Notes at a rate of 7.875% per annum, as calculated in accordance with the terms of the Indenture and the Notes, from and including the date hereof to but excluding October 1, 2010), (ii) $42,602,083.33 (which represents interest on the aggregate principal amount of the 2017 Notes at a rate of 8.250% per annum, as calculated in accordance with the terms of the Indenture and the Notes, from and including the date hereof to but excluding October 1, 2010), (iii) $43,893,055.56 (which represents interest on the aggregate principal amount of the 2020 Notes at a rate of 8.500% per annum, as calculated in accordance with the terms of the Indenture and the Notes, from and including the date hereof to but excluding October 1, 2010) and (iv) $20,538,194.44 (which represents interest on the aggregate principal amount of the 2022 Notes at a rate of 8.750% per annum, as calculated in accordance with the terms of the Indenture and the Notes, from and including April 12, 2010 to but excluding October 1, 2010).

“Business Day” means a day other than a Saturday, Sunday or other day on which banking institutions are authorized or required by law, regulation or executive order to close in New York City.

“Cash Equivalents” means (i) non-interest bearing bank deposits; (ii) interest bearing bank deposits; (iii) investments in any readily accessible money market fund with assets under management of at least $10 billion that invests solely in U.S. Government Securities; provided, however, that the Escrowed Funds deposited in any such fund may not represent more than 2.0% of the assets in such fund; (iv) investments in any prime money market fund with assets in excess of $35 billion, provided that no more than $750 million of the Escrowed Funds may be invested in any single such fund; or (v) securities issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof having maturities of not more than six months from the date hereof.

“Distribution Agreement” means the Distribution Agreement, dated as of May 13, 2009, by and between Verizon and the Company, as such agreement may be amended, modified or supplemented from time to time.

“Escrow Account” means the escrow account titled “New Communications Holdings Inc. Escrow Account” established hereby with the Escrow Agent.

“Escrow Agent” shall mean the Person named as the “escrow agent” in the first paragraph of this Escrow Agreement until a successor escrow agent shall have become such, in accordance with Section 7 hereof, and thereafter “Escrow Agent” shall mean the Person who is then the Escrow Agent hereunder.

“Escrow End Date” means October 1, 2010.

“Escrowed Funds” means the aggregate amount of the Gross Offering Proceeds plus the aggregate amount of the Additional Commitments plus the Top-Up Commitments (if required), including all investments thereof made hereunder, plus all interest, dividends and other distributions and payments thereon received by the Escrow Agent.

“Merger” shall have the meaning ascribed thereto in the Purchase Agreement.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of May 13, 2009, among Verizon, the Company and Frontier, as such agreement may be amended, modified or supplemented from time to time.

“Offering Memorandum” means the final offering memorandum of the Company, dated March 26, 2010, relating to the offering of the Notes, including the information incorporated therein by reference.

“Paying Agent” shall have the meaning ascribed thereto in the Indenture.

“Person” or “person” means a natural person, corporation, company, joint venture, individual business trust, trust association, partnership, limited partnership, limited liability company or other entity.

“SEC” means the United States Securities and Exchange Commission.

“Special Payment” shall have the meaning ascribed thereto in the Distribution Agreement (as defined herein).

“Special Redemption Price” means (i) $500,000,000 (which represents the portion of the Gross Offering Proceeds attributable to the 2015 Notes, or 100% of the issue price thereof), (ii) $1,100,000,000 (which represents the portion of the Gross Offering Proceeds attributable to the 2017 Notes, or 100% of the issue price thereof), (iii) (i) $1,100,000,000 (which represents the portion of the Gross Offering Proceeds attributable to the 2020 Notes, or 100% of the issue price thereof) and (iv) $500,000,000 (which represents the portion of the Gross Offering Proceeds attributable to the 2022 Notes, or 100% of the issue price thereof), plus in each case accrued and unpaid interest on the Notes, as calculated in accordance with the terms of the Indenture and the Notes, from and including the date hereof to, but excluding, the Special Redemption Date (as defined herein).

“Spin-Off” means the spin-off, immediately prior to the Merger, of the Company to the stockholders of Verizon (as defined herein), pursuant to the Distribution Agreement.

“Top-Up Commitment” means an amount in cash equal to (x) the Special Redemption Price (calculated, for the purpose of this definition, assuming the Special Redemption Date is October 4, 2010) minus (y) the aggregate amount of Escrowed Funds (not including, for this purpose, the Top-Up Commitment) as of 9:00 a.m. (New York City time) on September 30, 2010, provided that in no event shall the Top-Up Commitment be less than $0.

“Transaction Parties” means the Company and Frontier.

“Transactions” shall have the meaning ascribed thereto in the Purchase Agreement.

“U.S. Government Securities” means securities that are (i) direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged or (ii) obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America which, in either case, are not callable or redeemable at the option of the issuer thereof and shall also include (a) a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act of 1933, as amended), as custodian, with respect to any such U.S. Government Securities or a specific payment of principal of or interest on any such U.S. Government Securities held by such custodian for the account of the holder of such depository receipt; provided, however, that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Securities or the specific payment of principal of or interest on the U.S. Government Securities evidenced by such depository receipt and (b) reverse repurchase agreements in respect of the securities described above.

“Verizon” means Verizon Communications Inc., a Delaware corporation.

All capitalized terms used herein without definition shall have the respective meanings ascribed to them in the Indenture.

1.2          Appointment of the Escrow Agent

Each of the Company, Frontier and the Initial Purchasers hereby appoint The Bank of New York Mellon as Escrow Agent in accordance with the terms and conditions set forth herein and The Bank of New York Mellon hereby accepts such appointment. Any and all Escrowed Funds shall be deposited with the Escrow Agent in the Escrow Account, in U.S. Dollars, by wire transfer. The Escrow Agent shall not be required, or have any duty, to notify anyone of any payment or maturity under the terms of any instrument deposited hereunder, nor to take any legal action to enforce payment of any check, note or security deposited hereunder or to exercise any right or privilege which may be afforded to the holder of any such security.

1.3          Establish Account

The Escrow Agent shall establish and maintain the Escrow Account herein provided for in accordance with the terms of this Escrow Agreement.

1.4          Deposit of Escrowed Funds

On the date hereof and concurrently with the closing of the sale of the Notes, (x) the Initial Purchasers shall deposit, or direct the deposit of, at the direction of the Company and pursuant to the Purchase Agreement, the Net Offering Proceeds, (y) the Initial Purchasers shall deposit, or direct the deposit of, pursuant to the Purchase Agreement, the Initial Purchasers’ Discount, and (z) Frontier shall deposit, or direct the deposit of, the Additional Commitments, into the Escrow Account.

SECTION 2.          Maintaining the Escrow Account

Except as otherwise provided by the provisions of Section 4 and Section 9 hereof:

(a)           Until (i) the Escrowed Funds have been disbursed in accordance with the provisions of Sections 4(a) and 4(b) and the Merger Confirmation Certificate (as defined herein) has been provided, or (ii) the Special Redemption Price has been paid in full in accordance with the provisions of Sections 4(c), the Company will maintain the Escrow Account with the Escrow Agent.

(b)           It shall be a term and condition of the Escrow Account, notwithstanding any term or condition to the contrary in any other agreement relating to the Escrow Account (other than this Escrow Agreement), that no amount (including interest, dividends or other distributions or payments on Escrow Investments (as defined herein)) shall be paid or released to or for the account of, or withdrawn by or for the account of, the Company, Frontier, the Initial Purchasers or any other Person from the Escrow Account except in accordance with the provisions of this Escrow Agreement.

(c) The Escrow Account shall be subject to such applicable laws, and such applicable regulations of the Board of Governors of the Federal Reserve System and of any other appropriate banking or governmental authority, as may now or hereafter be in effect.

SECTION 3.           Investing of Escrowed Funds

Prior to the occurrence of an Event of Default (as defined in the Indenture), Escrowed Funds held by the Escrow Agent in the Escrow Account shall be invested and reinvested by the Escrow Agent in the name of the Escrow Agent in Cash Equivalents (such investments and reinvestments, the “Escrow Investments”), at the written direction of the Company or, failing such written direction, Frontier; and after an Event of Default of which a Responsible Officer (as defined in the Indenture) of the Trustee has received written notice or in the absence of any written direction from the Company or Frontier, the Escrow Agent shall invest and reinvest the Escrowed Funds held by the Escrow Agent in the Escrow Account in the name of the Escrow Agent in interest bearing bank deposits. In no event shall the Escrow Agent or the Company be liable for any loss in the Escrow Investments unless such loss results from Escrowed Funds being invested in investments other than Cash Equivalents or such party’s bad faith, gross negligence or willful misconduct.

SECTION 4.          Disbursements

The Escrow Agent shall hold the Escrowed Funds in the Escrow Account and release the same only as follows:

(a)           If the Escrow Agent receives at or prior to 11:00 a.m. (New York City time) on the Escrow End Date, a release certificate signed by an authorized officer of the Company and an authorized officer of Frontier in the form attached hereto as Exhibit A (the “Spin-Off/Merger Release Certificate”), the Escrow Agent shall release to, or at the written direction of the Company, the Net Offering Proceeds.

(b)           Promptly upon consummation of the Merger, Frontier shall deliver to the Escrow Agent a certificate signed by an authorized officer of Frontier in the form attached hereto as Exhibit B (a “Merger Confirmation Certificate”) certifying that the Merger has been consummated, upon receipt of which the Escrow Agent shall as promptly as practicable release (A) first, to the Initial Purchasers pursuant to the wire instructions detailed in Section 10. 16, an amount equal to the Initial Purchasers’ Discount, and (B) second, to, or at the written direction of, Frontier the remainder of the Escrowed Funds held in the Escrow Account.

(c)           If (i) the Escrow Agent receives, at or prior to 11:00 a.m. (New York City time) on the Escrow End Date, a certificate signed by an authorized officer of the Company (a “Company Termination Certificate”) and a certificate signed by an authorized officer of Frontier (a “Frontier Termination Certificate”, and together with a Company Termination Certificate, the “Termination Certificates”), each in the form attached hereto as Exhibit C, certifying that the Merger Agreement has been terminated in accordance with its terms (the first Business Day on which the Escrow Agent has possession of both Termination Certificates, the “Termination  Date”), (ii) the Escrow Agent has not received, at or prior to 11:00 a.m. (New York City time) on the Escrow End Date, a Spin-Off/Merger Release Certificate, or (iii) the Escrow Agent has not received, at or prior to 11:59 p.m. (New York City time) on the Escrow End Date (such time on such date, the “Cut-Off Time”) a Merger Confirmation Certificate, the Escrow Agent shall promptly notify the Trustee in writing on the Termination Date (in the case of clause (i) of this sentence) or the Escrow End Date (in the case of clause (ii) or (iii) of this sentence) (the applicable date, the “Redemption Notice Date”) that Notes are to be redeemed on (x) the Redemption Notice Date (in the case of clause (ii) of this sentence, or if the Termination Certificates are received prior to 11:00 a.m. on the Redemption Notice Date in the case of clause (i) of this sentence), or (y) the next Business Day following the Redemption Notice Date (in all other cases) (the applicable date, the “Special Redemption Date”) in accordance with the applicable provisions of the Indenture. The Trustee shall promptly notify each Holder (with a copy to the Escrow Agent) in accordance with the applicable provisions of the Indenture that all of the outstanding Notes shall be redeemed on the Special Redemption Date automatically and without any further action by the Holder through the facilities of DTC. At or prior to 2:00 p.m. (New York City time) on the Special Redemption Date, the Escrow Agent shall as promptly as practicable release (A) first, in an amount equal to the lesser of (1) the Escrowed Funds and (2) the Special Redemption Price, to the Paying Agent as per the written instructions of the Trustee (which shall specify the Special Redemption Price and the wire payment instructions) and (B) second, to, or at the written direction of, Frontier the remainder of the Escrowed Funds held in the Escrow Account.

(d)           As soon as practicable after notice of redemption is given pursuant to Section 4(c), and in any case at or prior to 11:00 a.m. (New York City time) on the Escrow End Date, the Escrow Agent shall notify the Paying Agent, the Trustee, the Company and Frontier of the amount of the Escrowed Funds on deposit in the Escrow Account as of the date such notice of redemption is received or the Escrow End Date, as applicable, and the Paying Agent shall calculate the Special Redemption Price and shall notify the Escrow Agent, the Trustee, the Company and Frontier if the amount of the Escrowed Funds is less than the Special Redemption Price and the amount of such shortfall. Frontier further agrees to pay to the Paying Agent, at or prior to 2:00 p.m. (New York City time) on the Special Redemption Date, cash in the amount of funds necessary to permit all outstanding Notes to be redeemed on the Special Redemption Date at the Special Redemption Price in accordance with the applicable provisions of the Indenture.

(e)           In the event the Net Offering Proceeds have been released to the Company pursuant to Section 4(a) but for any reason the Merger is not consummated at or prior to the earlier of (i) the Cut-Off Time and (ii) 2:00 p.m. (New York City time) on the Business Day following such release of the Net Offering Proceeds, the Company shall promptly arrange for the redeposit of the Net Offering Proceeds into the Escrow Account, such redeposit in no event to be made later than 2:00 p.m. (New York City time) on the Special Redemption Date. For the avoidance of doubt, a redeposit pursuant to this Section 4(e) shall not, in and of itself, be sufficient to require the Escrow Agent to disburse the Escrowed Funds pursuant to Section 4(c), and shall in no way limit the rights of the Transaction Parties established in Sections 4(a) and 4(b).

(f)           If by September 30, 2010, neither (i) the Escrowed Funds have been disbursed in accordance with the provisions of Sections 4(a) and 4(b), nor (ii) the Special Redemption Price has been paid in full in accordance with the provisions of Section 4(c), then Frontier shall deposit, or direct the deposit of, the Top-Up Commitment into the Escrow Account on September 30, 2010.

(g)           Notwithstanding anything in this Escrow Agreement to the contrary, the Escrow Agent shall disburse Escrowed Funds as directed pursuant to a final judgment (without further right of appeal) of a court of competent jurisdiction; provided, however, that the Escrow Agent shall provide notice thereof to the Company and Frontier prior to such disbursement.

SECTION 5.          Conditions to Release of Escrowed Funds

The release of the Net Offering Proceeds pursuant to Section 4(a) above is subject to the following additional conditions (based solely on the Spin-Off/Merger Release Certificate confirming that such conditions have been satisfied):

(a)           The Company expects the Spin-Off to be consummated substantially as described in the Offering Memorandum promptly upon release of the Net Offering Proceeds; and

(b)           Each of the Transaction Parties expects the Merger to be consummated substantially as described in the Offering Memorandum promptly following the consummation of the Spin-Off.

SECTION 6.          Representations and Warranties

(a)           Each of the Transaction Parties hereby severally represents and warrants that:

(1)           This Escrow Agreement has been duly authorized, executed and delivered by the applicable Transaction Party and, when duly executed and delivered in accordance with its terms by each of the other parties hereto, will constitute a valid and legally binding agreement of the applicable Transaction Party enforceable against the applicable Transaction Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally or by equitable principles relating to enforceability.

(b)           The Escrow Agent hereby represents and warrants that:

(1)           Neither the execution, delivery or performance by the Escrow Agent of this Escrow Agreement, nor compliance with the terms and provisions hereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under, any law, governmental rule or regulation or the charter documents, as amended, or bylaws, as amended, of it or any similar instrument binding on it or any order, writ, injunction or decree of any court or governmental authority against it or by which it or any of its properties is bound or of any indenture, mortgage or contract or other agreement or instrument to which it is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any lien upon any of its properties.

(2)           The execution, delivery and performance of this Escrow Agreement has been duly authorized by all necessary corporate action on the part of the Escrow Agent and does not require any stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligations of it, and this Escrow Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligations enforceable against it in accordance with the terms hereof.

(3)           There are no pending or, to the Escrow Agent’s knowledge, threatened actions, suits, investigations or proceedings (whether or not purportedly on behalf of it) against or affecting it or any of its property before or by any court or administrative agency (except, in the case of the immediately following clause (i), as set forth in Part I, Item 3 – Legal Proceedings of the Form 10-K of The Bank of New York Mellon Corporation for the annual period ended December 31, 2009 filed with the Securities and Exchange Commission) which, if adversely determined, (i) would adversely affect the ability of it to perform its obligations under this Escrow Agreement or (ii) would call into question or challenge the validity of this Escrow Agreement or the enforceability hereof in accordance with the terms hereof, nor is it in default with respect to any order of any court, governmental authority, arbitration board or administrative agency so as to adversely affect its ability to perform its obligations under this Escrow Agreement.

(c)           The Trustee hereby represents and warrants that:

(1)           Neither the execution, delivery or performance by the Trustee of this Escrow Agreement, nor compliance with the terms and provisions hereof, conflicts or will conflict with or results or will result in a breach or violation of any of the terms, conditions or provisions of, or will require any consent or approval under, any law, governmental rule or regulation or the charter documents, as amended, or bylaws, as amended, of it or any similar instrument binding on it or any order, writ, injunction or decree of any court or governmental authority against it or by which it or any of its properties is bound or of any indenture, mortgage or contract or other agreement or instrument to which it is a party or by which it or any of its properties is bound, or constitutes or will constitute a default thereunder or results or will result in the imposition of any lien upon any of its properties.

(2)           The execution, delivery and performance of this Escrow Agreement has been duly authorized by all necessary corporate action on the part of the Trustee and does not require any stockholder approval, or approval or consent of any trustee or holder of any indebtedness or obligations of it, and this Escrow Agreement has been duly executed and delivered by it and constitutes its legal, valid and binding obligations enforceable against it in accordance with the terms hereof.

(3)           There are no pending or, to the Trustee’s knowledge, threatened actions, suits, investigations or proceedings (whether or not purportedly on behalf of it) against or affecting it or any of its property before or by any court or administrative agency (except, in the case of the immediately following clause (i), as set forth in Part I, Item 3 – Legal Proceedings of the Form 10-K of The Bank of New York Mellon Corporation for the annual period ended December 31, 2009 filed with the Securities and Exchange Commission) which, if adversely determined, (i) would adversely affect the ability of it to perform its obligations under this Escrow Agreement or (ii) would call into question or challenge the validity of this Escrow Agreement or the enforceability hereof in accordance with the terms hereof, nor is it in default with respect to any order of any court, governmental authority, arbitration board or administrative agency so as to adversely affect its ability to perform its obligations under this Escrow Agreement.

SECTION 7.          Escrow Agent Rights and Duties

(a)        The duties, responsibilities and obligations of the Escrow Agent shall be limited to those expressly set forth herein and no duties, responsibilities or obligations shall be inferred or implied. The Escrow Agent shall not be subject to, nor required to comply with, any other agreement between or among any or all of the other parties hereto or to which any of them is a party, even though reference thereto may be made herein, or to comply with any direction or instruction (other than those contained herein or delivered in accordance with this Escrow Agreement) from any such party or any entity acting on its behalf. The Escrow Agent shall not be required to, and shall not, expend or risk any of its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder.

(b)            If at any time the Escrow Agent is served with any judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process which in any way affects Escrowed Funds (including but not limited to orders of attachment or garnishment or other forms of levies or injunctions or stays relating to the transfer of Escrowed Funds), the Escrow Agent is authorized to comply therewith in any manner as it or its legal counsel of its own choosing deems appropriate; and if the Escrow Agent complies with any such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process, the Escrow Agent shall not be liable to any of the parties hereto or to any other Person even though such order, judgment, decree, writ or process may be subsequently modified or vacated or otherwise determined to have been without legal force or effect; provided, however, that the Escrow Agent shall inform each of the Transaction Parties promptly and no later than two Business Days thereafter of receipt of such order, judgment, decree, writ or process and, to the extent permitted under applicable law, will deliver to each of the Transaction Parties all relevant documents ancillary to such order, judgment, decree, writ or process so that each of the Transaction Parties may seek an appropriate protective order or pursue other legal remedies; provided, further, however, that the Escrow Agent will not comply with such judicial or administrative order, judgment, decree, writ or other form of judicial or administrative process until such time as it is, in the opinion of its counsel, legally compelled to do so.

(c)           The Escrow Agent shall not be liable for any action taken or omitted or for any loss or injury resulting from its actions or its performance or lack of performance of its duties hereunder in the absence of bad faith, willful misconduct or gross negligence. In no event shall the Escrow Agent be liable (i) for acting in accordance with or relying upon any instruction, notice, demand, certificate or document from each of the Transaction Parties or any Person acting on behalf of each of the Transaction Parties so long as such action is taken in accordance with the provisions of this Escrow Agreement, (ii) for the acts or omissions of its nominees, correspondents, designees, agents, subagents or subcustodians acting in accordance with the terms of this Escrow Agreement; provided that such nominees, correspondents, designees, agents, subagents or subcustodians were chosen with reasonable care by the Escrow Agent, (iii) for an amount in excess of the value of the Escrowed Funds, valued as of the date of deposit, plus all interest, dividends and other distributions and payments thereon received by the Escrow Agent, or (iv) for any consequential, punitive, indirect or special damages.

(d)           The Escrow Agent may perform any of its duties hereunder by or through agents or employees.

(e)           The Escrow Agent may consult with legal counsel of its own selection (at the expense of Frontier) as to any matter relating to this Escrow Agreement, and the Escrow Agent shall not incur any liability in acting in good faith in reliance thereon.

(f)           The Escrow Agent shall not incur any liability for not performing any act or fulfilling any duty, obligation or responsibility hereunder by reason of any occurrence reasonably beyond the control of the Escrow Agent (including, but not limited to, any act or provision of any present or future law or regulation or governmental authority, any act of God, war, terrorism or other catastrophe, or the unavailability of the Federal Reserve Bank wire or telex or other wire or communication facility).

(g)           The Transaction Parties, with the consent of the Trustee (such consent not to be unreasonably withheld), may remove the Escrow Agent at any time by giving to the Escrow Agent ten (10) Business Days’ prior notice in writing signed by the Transaction Parties and the Trustee. The Escrow Agent may resign at any time by giving to the Company and the Trustee fifteen (15) Business Days’ prior written notice thereof.

(i)            Within seven (7) Business Days after giving the foregoing notice of removal to the Escrow Agent or receiving the foregoing notice of resignation from the Escrow Agent, (a) Frontier shall pay, or cause to be paid, all fees, costs and expenses or other obligations owed to the Escrow Agent hereunder and (b) the Transaction Parties and the Trustee shall reasonably agree on and appoint a successor Escrow Agent. If a successor Escrow Agent has not accepted such appointment by the end of such seven-Business Day period, the Escrow Agent may, in its sole discretion, apply to a court of competent jurisdiction for the appointment of a successor Escrow Agent or for other appropriate relief. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred by the Escrow Agent in connection with such proceeding shall be paid by, and be deemed an obligation of, Frontier.

(ii)            Upon acceptance of such appointment of the successor Escrow Agent, the Escrow Agent shall deliver the Escrowed Funds then held hereunder to the successor Escrow Agent.

(iii) Upon delivery of the Escrowed Funds to such successor Escrow Agent, the Escrow Agent shall have no further duties, responsibilities or obligations hereunder.

(h)           Any Person into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which the Escrow Agent shall be a party, or any Person succeeding to all or substantially all of the corporate trust business of the Escrow Agent, shall be the successor of the Escrow Agent hereunder without the execution or filing of any paper or any further action on the part of any of the parties hereto.

(i)           The Escrow Agent shall, on a monthly basis and upon the request of either Transaction Party, provide to the Transaction Parties a statement identifying transactions, transfers or holdings of Escrowed Funds.

(j)           The Escrow Agent shall not be responsible in any respect for the form, execution, validity, value or genuineness of documents, or for any description therein, or for the identity, authority or rights of Persons executing or delivering or purporting to execute or deliver any such document, security or endorsement.

(k)           In the event of any ambiguity or uncertainty hereunder or in any notice, instruction or other communication received by the Escrow Agent hereunder, the Escrow Agent may, in its sole discretion, refrain from taking any action other than releasing Escrowed Funds in accordance with Section 4 hereof, unless the Escrow Agent receives joint written instructions, signed by each of the Transaction Parties and the Trustee, which eliminates such ambiguity or uncertainty.

(l)           The Escrow Agent and its directors, officers, employees, attorneys and agents shall be entitled to conclusively rely on any communication, instrument or document reasonably believed by it or them to be genuine and correct and to have been signed or sent by the proper Person or Persons. Any communication, instrument or document shall be in writing and shall be given to the address set forth in the Section 10.1 (or to such other address as may be substituted therefor by written notification to the Transaction Parties). Notices to Escrow Agent shall be deemed to be given when actually received by Escrow Agent's Corporate Finance Unit of the Corporate Trust Division. Whenever under the terms hereof the time for giving a notice or performing an act falls upon a non-Business Day, such time shall be extended to the next Business Day on which the Escrow Agent is open for business.

(m)           In the event of any dispute between, or conflicting claims, demands or instructions by or among, any parties to this Escrow Agreement (other than the Escrow Agent) with respect to any Escrowed Funds, the Escrow Agent shall be entitled, in its sole discretion, to refuse to comply with any and all claims, demands or instructions with respect to such Escrowed Funds so long as such dispute or conflict shall continue, and the Escrow Agent shall not be or become liable in any way for such failure or refusal to comply with such conflicting claims, demands or instructions; provided, however, notwithstanding anything to the contrary in the foregoing, the Escrow Agent shall release the Escrowed Funds in accordance with Section 4. The Escrow Agent shall be entitled to refuse to act until, in its sole discretion, either (i) such conflicting or adverse claims or demands shall have been determined by a final order, judgment or decree of a court of competent jurisdiction, which order, judgment or decree is not subject to appeal, or settled by agreement between the conflicting parties as evidenced in a writing satisfactory to the Escrow Agent or (ii) the Escrow Agent shall have received security or an indemnity satisfactory to it sufficient to hold it harmless from and against any and all Losses (as defined herein) which it may incur by reason of so acting. The Escrow Agent may, in addition, elect, in its sole discretion, to commence an interpleader action or seek other judicial relief or orders as it may deem, in its sole discretion, necessary. The costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with such proceeding shall be paid by, and shall be deemed an obligation of, Frontier.

(n)           The rights and remedies conferred upon the Escrow Agent and each of the parties hereto shall be cumulative, and the exercise or waiver of any such right or remedy shall not preclude or inhibit the exercise of any additional rights or remedies. The waiver of any right or remedy hereunder shall not preclude the subsequent exercise of such right or remedy.

(o)           The Escrow Agent does not have any interest in the Escrowed Funds hereunder but is serving as escrow holder only and having only possession and/or control thereof. Frontier shall pay or reimburse the Escrow Agent upon request for any transfer taxes or other taxes relating to the Escrowed Funds incurred in connection herewith and shall indemnify and hold harmless the Escrow Agent for any amounts that it is obligated to pay in the way of such taxes. Frontier shall pay or reimburse each Initial Purchaser upon request for any transfer taxes or other taxes relating to any income earned on that portion of the Escrowed Funds constituting the Initial Purchasers’ Discount incurred in connection herewith and shall indemnify and hold harmless each Initial Purchaser for any amounts that it is obligated to pay in the way of such taxes. Upon execution of this Escrow Agreement, each of the parties hereto (other than Trustee) shall provide the Escrow Agent with a fully executed Internal Revenue Service Form W-9 (or other applicable form). The parties hereto agree that (i) for tax reporting purposes, and for any tax year, all interest or other income earned under the Escrow Agreement attributable to the Gross Offering Proceeds shall be allocable to the Company and (ii) to the extent permitted by applicable law, the Company will include all amounts earned under the Escrow Agreement attributable to the Gross Offering Proceeds in its gross income for federal, state and local income tax (collectively, “income tax”) purposes and pay any income tax resulting therefrom. The parties hereto agree that (i) for tax reporting purposes, and for any tax year, all interest or other income earned under the Escrow Agreement attributable to the Additional Commitments shall be allocable to Frontier and (ii) to the extent permitted by applicable law, Frontier will include all amounts earned under the Escrow Agreement attributable to the Additional Commitments in its gross income for income tax purposes and pay any income tax resulting therefrom. Any payments of income from the account established hereunder may be subject to withholding regulations then in force with respect to United States taxes. It is understood that the Escrow Agent shall be responsible for income reporting only with respect to any income which may be earned on investment of funds which are a part of the Escrowed Funds and is not responsible for any other reporting.

SECTION 8.         Indemnity

Frontier shall indemnify, hold harmless and defend the Escrow Agent and its directors, officers, agents and employees, from and against any and all claims, losses, actions, obligations, liabilities, damages, costs and expenses (“Losses”) directly or indirectly arising out of, relating to or in connection with its acceptance of its appointment hereunder or its performance as Escrow Agent (including but not limited to Losses incurred by the Escrow Agent in connection with its successful defense, in whole or in part, of any claim of bad faith, willful misconduct or gross negligence on its part), provided that such Losses do not arise from the Escrow Agent’s bad faith, willful misconduct or gross negligence.

SECTION 9.         Compensation; Expenses

Frontier will upon demand pay to the Escrow Agent the amount of any and all reasonable expenses, including, without limitation, the reasonable fees, expenses and disbursements of its counsel that the Escrow Agent may incur in connection with (a) the review, negotiation and administration of this Escrow Agreement, (b) the exercise or enforcement of any of the rights of the Escrow Agent and the Holders of the Notes hereunder or (c) the failure by any party hereto to perform or observe any of the provisions hereof. The Escrow Agent’s sole recourse for any payment of fees, expenses or costs is against Frontier, and the Escrow Agent has no right to sell, convey or dispose the Escrowed Funds other than in accordance with Section 4 hereof.

SECTION 10.          Miscellaneous Provisions.

10.1          Notices

Any notice or communication shall be sufficiently given if in writing and delivered in person or mailed by first class mail, commercial courier service or telecopier communication, addressed as follows:

If to the Company:

New Communications Holdings Inc.
3900 Washington Street, 2nd Floor
Wilmington, DE 19802
Attn: Janet M. Garrity, Treasurer
Fax: (302) 761-4245

With copies to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attn: Steven J. Slutzky
Fax: (212) 909-6836

If to Frontier:

Frontier Communications Corporation
3 High Ridge Park
Stamford, Connecticut 06905
Attn: Hilary E. Glassman, Esq., General Counsel
Fax: (203) 614-4602

With copies to:

Cravath, Swaine & Moore LLP
825 Eighth Avenue
New York, NY 10019
Attn: Craig F. Arcella
Fax: (212) 474-3700

If to the Escrow Agent:

The Bank of New York Mellon
101 Barclay Street, Floor 8W
New York, NY 10286
Attn: Corporate Trust Division - Corporate Finance Unit
Fax: (212) 815-5704

If to the Trustee:

The Bank of New York Mellon
101 Barclay Street, Floor 8W
New York, NY 10286
Attn: Corporate Trust Division - Corporate Finance Unit
Fax: (212) 815-5704

If to the Initial Purchasers:

c/o J.P. Morgan Securities Inc.
383 Madison Avenue
New York, NY 10179
Attn: Richard Gabriel
Fax: (212) 270-1063

With copies to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY 10153
Attn: Rod Miller
Fax: (212) 310-8007

Whenever under the terms hereof the time for giving a notice or performing an act falls upon a day that is not a Business Day, such time shall be extended to the next Business Day.

10.2          No Adverse Interpretation of Other Agreements

Except as provided in Section 10. 8, this Escrow Agreement may not be used to interpret another pledge, security or debt agreement of the Company, Frontier or of their respective subsidiaries and no such pledge, security or debt agreement (other than the Indenture) may be used to interpret this Escrow Agreement.

10.3          Severability

The provisions of this Escrow Agreement are severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect in that jurisdiction only such clause or provision, or part thereof, and shall not in any manner affect such clause or provision in any other jurisdiction or any other clause or provision of this Escrow Agreement in any jurisdiction.

10.4          Headings

The headings in this Escrow Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and shall in no way modify or restrict any of the terms or provisions hereof.

10.5          Counterpart Originals

This Escrow Agreement may be signed in two or more counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same agreement.

10.6          Benefits of Escrow Agreement

This Escrow Agreement shall be binding upon each of the Transaction Parties, its transferees, successors and assigns, and shall inure, together with the rights and remedies of the Escrow Agent hereunder, to the benefit of the Escrow Agent, Trustee, Initial Purchasers, Holders and their respective successors, permitted transferees and assigns.

Nothing in this Escrow Agreement, express or implied, shall give to any Person, other than the parties hereto and their successors hereunder, the Holders and the Trustee on behalf of the Holders, any benefit or any legal or equitable right, remedy or claim under this Escrow Agreement.

10.7          Amendments, Waivers and Consents

Any amendment or waiver of any provision of this Escrow Agreement and any consent to any departure by the Transaction Parties from any provision of this Escrow Agreement shall be effective only if made or duly given with the written consent of the Escrow Agent, the Trustee and each of the Transaction Parties; provided, however, that any amendment or waiver of any provision of the Escrow Agreement and any consent to any departure by any of the Transaction Parties from any provision of this Escrow Agreement that would reduce the amount distributable to the Initial Purchasers upon release of the Escrowed Funds pursuant to Section 4(a) and 4(b) hereof shall be effective only if made or duly given with the written consent of the Representative. None of the Escrow Agent, the Trustee, the Representative or any Holder shall be deemed, by any act, delay, indulgence, omission or otherwise, to have waived any right or remedy hereunder or to have acquiesced in any default of any obligation or in any breach of any of the terms and conditions hereof. Failure of the Escrow Agent, the Trustee, the Representative or any Holder to exercise, or delay in exercising, any right, power or privilege hereunder shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Escrow Agent, the Trustee, the Representative or any Holder of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Escrow Agent, the Trustee, the Representative or such Holder would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any rights or remedies provided by law.

10.8          Interpretation of Agreement

To the extent a term or provision of this Escrow Agreement (other than Sections 7, 8 and 9 hereof) conflicts with the Indenture, the Indenture shall control with respect to the subject matter of such term or provision. Acceptance of or acquiescence in a course of performance rendered under this Escrow Agreement shall not be relevant to determine the meaning of this Escrow Agreement even though the accepting or acquiescing party had knowledge of the nature of the performance and opportunity for objection. Regardless of any provision in any such customer agreement, the State of New York shall be deemed to be the Escrow Agent’s location for purposes of this Escrow Agreement.

10.9          Termination

(a)        This Escrow Agreement shall, unless otherwise provided in the Indenture or in this Escrow Agreement, remain in full force and effect.

(b)        This Escrow Agreement shall terminate immediately upon (i) the disbursement of the Escrowed Funds in accordance with the provisions of Sections 4(a) and 4(b) or (ii) the disbursement of the Escrowed Funds in accordance with the provisions of Sections 4(c). The Escrow Agent further agrees to execute and deliver such documents, instruments or other agreements as the Transaction Parties or the Initial Purchasers may reasonably request (all at the expense of the Transaction Parties) to evidence the release and terminations contemplated in this Section 10.9.

10.10         Survival Provisions

Anything herein to the contrary notwithstanding, (a) all representations, warranties and covenants of each of the Transaction Parties contained herein shall survive the execution and delivery of this Escrow Agreement, and shall terminate only upon the termination of this Escrow Agreement, and (b) the obligations of Frontier under Sections 8 and 9 hereof shall survive the termination of this Escrow Agreement and the resignation or removal of the Escrow Agent.

10.11          Waivers

The Transaction Parties waive presentment and demand for payment of the Special Redemption Obligations, protest and notice of dishonor or default with respect to the Special Redemption Obligations, and all other notices to which the Transaction Parties might otherwise be entitled, except as otherwise expressly provided herein or in the Indenture.

10.12          Authority of the Escrow Agent

The Escrow Agent shall have and be entitled to exercise all powers hereunder that are specifically granted to the Escrow Agent by the terms hereof, together with such powers as are reasonably incident thereto.

10.13          Final Expression

This Escrow Agreement, together with the terms of the Indenture expressly referred to herein, is intended by the parties as a final expression of this Escrow Agreement and is intended as a complete and exclusive statement of the terms and conditions thereof.

10.14          Rights of Holders

No Holder shall have any independent rights hereunder other than those rights granted to individual Holders pursuant to the applicable sections of the Indenture; provided that nothing in this subsection shall limit any rights granted to the Escrow Agent under the Notes or the Indenture.

10.15          GOVERNING LAW; SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL

THIS ESCROW AGREEMENT AND THE ESCROW ACCOUNT WILL BE INTERPRETED, CONSTRUED, ENFORCED AND ADMINISTERED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK. THE PARTIES HEREBY SUBMIT TO THE PERSONAL JURISDICTION OF, AND EACH AGREES THAT ALL PROCEEDINGS RELATING HERETO WILL BE BROUGHT IN COURTS LOCATED WITHIN, THE CITY AND STATE OF NEW YORK. EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY SUCH LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS ESCROW AGREEMENT. EACH OF THE PARTIES (OTHER THAN THE TRUSTEE AND THE ESCROW AGENT) WAIVES PERSONAL SERVICE OF PROCESS AND CONSENTS TO SERVICE OF PROCESS BY CERTIFIED OR REGISTERED MAIL, RETURN RECEIPT REQUESTED, DIRECTED TO IT AT THE ADDRESS LAST SPECIFIED FOR NOTICES HEREUNDER, AND SUCH SERVICE WILL BE DEEMED COMPLETED TEN (10) CALENDAR DAYS AFTER THE SAME IS SO MAILED.

10.16          Payments to the Initial Purchasers

The Escrow Agent shall make all payments owing to the Initial Purchasers hereunder to J.P. Morgan Securities Inc. as per the following wire payment instructions:

Bank Name: JP Morgan Chase Bank
ABA #: 021-000-021
F/A/O: JPMSI
Account #: 066-916402
Attn.: Joel Ferrari
Reference: Frontier Communications Corporation / New Communications Holdings Inc.

IN WITNESS WHEREOF, the Company, Frontier, the Trustee, the Escrow Agent and the Representative have each caused this Escrow Agreement to be duly executed and delivered as of the date first above written.

NEW COMMUNICATIONS HOLDINGS INC.

By:	/s/
Name:
Title:

FRONTIER COMMUNICATIONS CORPORATION

By:	/s/
Name:
Title:

THE BANK OF NEW YORK MELLON, as Escrow Agent

By:	/s/
Name:
Title:

THE BANK OF NEW YORK MELLON, as Trustee

By:	/s/
Name:
Title:

J.P. MORGAN SECURITIES INC. As Representative of the several Initial Purchasers

By:	/s/
Name:
Title:

EXHIBIT A

FORM OF SPIN-OFF/MERGER RELEASE CERTIFICATE

OFFICER’S CERTIFICATE

OF

NEW COMMUNICATIONS HOLDINGS INC.

AND

FRONTIER COMMUNICATIONS CORPORATION

________________ ___, 2010

This certificate is being delivered pursuant to Section 4(a) of the Escrow Agreement dated as of April 12, 2010 (the “Escrow Agreement”), among New Communications Holdings Inc., a Delaware corporation (the “Company”), Frontier Communications Corporation, a Delaware corporation (“Frontier”), The Bank of New York Mellon, as Escrow Agent (the “Escrow Agent”), The Bank of New York Mellon, as Trustee under the Indenture referred to in the Escrow Agreement (the “Trustee”) and J.P. Morgan Securities Inc. (“Representative”), as the representative of the several initial purchasers listed in Schedule 1 to the Purchase Agreement (as defined in the Escrow Agreement) (collectively, the “Initial Purchasers”). Unless otherwise indicated, capitalized terms used but not defined herein have the respective meanings specified in Escrow Agreement.

 _________________, on behalf of the Company and not in a personal capacity, hereby certifies to Frontier, the Escrow Agent, the Trustee and the Representative and directs the Escrow Agent as follows:

1.            The Spin-Off is expected to be consummated substantially as described in the Offering Memorandum promptly upon release of the Escrowed Funds.

2.            The Merger is expected be consummated substantially as described in the Offering Memorandum promptly following the consummation of the Spin-Off.

3.            The Company hereby directs the Escrow Agent to disburse the Escrowed Funds as instructed below.

Disbursement Instructions:

The Net Offering Proceeds shall be disbursed in accordance with the Company’s written direction, delivered separately to the Escrow Agent.

_________________, on behalf of Frontier and not in a personal capacity, hereby certifies to the Company, the Escrow Agent, the Trustee and the Representative and directs the Escrow Agent as follows:

1.            The Merger is expected to be consummated substantially as described in the Offering Memorandum promptly following the consummation of the Spin-Off.

The Company and Frontier may execute this certificate in counterparts.

[Signature page follows]

IN WITNESS WHEREOF, each of the Company and Frontier, through its respective undersigned officer, has signed this officer’s certificate as of the date first above written.

NEW COMMUNICATIONS HOLDINGS INC.

By:	/s/
Name:
Title:

FRONTIER COMMUNICATIONS CORPORATION

By:	/s/
Name:
Title:

[Signature page follows]

EXHIBIT B

FORM OF MERGER CONFIRMATION CERTIFICATE

OFFICER’S CERTIFICATE

OF

FRONTIER COMMUNICATIONS CORPORATION

________________ ___, 2010

This certificate is being delivered pursuant to Section 4(b) of the Escrow Agreement dated as of April 12, 2010 (the “Escrow Agreement”), among New Communications Holdings, Inc., a Delaware corporation (the “Company”), Frontier Communications Corporation, a Delaware corporation (“Frontier”), The Bank of New York Mellon, as Escrow Agent (the “Escrow Agent”), The Bank of New York Mellon, as Trustee under the Indenture referred to in the Escrow Agreement (the “Trustee”) and J.P. Morgan Securities Inc. (“Representative”), as the representative of the several initial purchasers listed in Schedule 1 to the Purchase Agreement (as defined in the Escrow Agreement) (collectively, the “Initial Purchasers”). Unless otherwise indicated, capitalized terms used but not defined herein have the respective meanings specified in Escrow Agreement.

 _________________, on behalf of Frontier and not in a personal capacity, does hereby certify to the Escrow Agent, the Trustee and the Representative that, as of  the date hereof, the Merger has been consummated substantially as described in the Offering Memorandum.

IN WITNESS WHEREOF, Frontier, through the undersigned officer, has signed this officer's certificate as of the date first above written.

FRONTIER COMMUNICATIONS CORPORATION

By:	/s/
Name:
Title:

EXHIBIT C

FORM OF TERMINATION CERTIFICATE

OF

[NEW COMMUNICATIONS HOLDINGS INC.] [FRONTIER COMMUNICATIONS CORPORATION]

________________ ___, 2010

This certificate is being delivered pursuant to Section 4(c) of the Escrow Agreement dated as of April 12, 2010 (the “Escrow Agreement”), among New Communications Holdings, Inc., a Delaware corporation (the “Company”), Frontier Communications Corporation, a Delaware corporation (“Frontier”), The Bank of New York Mellon, as Escrow Agent (the “Escrow Agent”), The Bank of New York Mellon, as Trustee under the Indenture referred to in the Escrow Agreement (the “Trustee”) and J.P. Morgan Securities Inc. (“Representative”), as the representative of the several initial purchasers listed in Schedule 1 to the Purchase Agreement (as defined in the Escrow Agreement) (collectively, the “Initial Purchasers”). Unless otherwise indicated, capitalized terms used but not defined herein have the respective meanings specified in Escrow Agreement.

_________________, on behalf of [the Company] [Frontier] and not in a personal capacity, hereby certifies to [the Company] [Frontier], the Escrow Agent, the Trustee and the Representative and directs the Escrow Agent as follows:

The Merger Agreement was terminated pursuant to its terms on [          ].

[Signature page follows]

IN WITNESS WHEREOF, [the Company][Frontier], through the undersigned officer, has signed this officer’s certificate as of the date first above written.

[NEW COMMUNICATIONS HOLDINGS INC.] [FRONTIER COMMUNICATIONS CORPORATION]

By:	/s/
Name:
Title: